Exhibit 11.1

Consent of Independent Public Accounting Firm

We consent to the use, in the Annual Report on Form 1-K of XY Labs, Inc., a Delaware corporation, of our report dated April 29, 2022, on our audit of the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, statement of changes in stockholders’ equity/(deficit) and statement of cash flows for the years then ended, and the related notes to the financial statements.

/s/ PKF San Diego, LLP

San Diego, California

April 29, 2022